EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in Amendment No. 2 to the Registration Statement (Form S-3 No. 333-118888) and related Prospectus of Indus International, Inc. for the registration of 14,587,544 shares of its common stock and to the incorporation by reference therein of our report dated April 30, 2004, with respect to the consolidated financial statements of Indus International, Inc. included in its Annual Report (Form 10-K) for the year ended March 31, 2004, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Atlanta, Georgia

November 4, 2004